(m)(5)(i)

AMENDED SCHEDULE A

to the

SHAREHOLDER SERVICE

AND

DISTRIBUTION PLAN

CLASS R SHARES

Name of Funds

ING Alternative Beta Fund
ING Capital Allocation Fund
ING Core Equity Research Fund
ING Corporate Leaders 100 Fund
ING Global Target Payment Fund
ING Index Plus Large Cap Fund
ING Index Plus MidCap Fund
ING Index Plus SmallCap Fund
ING Large Cap Growth Fund
ING Money Market Fund
ING Small Company Fund

Date last updated: February 29, 2012

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